Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form type)
Cousins Properties Incorporated
(Exact name of Registrant as specified in its charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share	Rule 457(c) and 457(h)	3,000,000	$22.62	$67,861,875	$0.0001102	$7,478.38
	Total Offering Amounts					$68,100,000		$7,478.38
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$7,478.38
(1)In accordance with Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall be deemed to cover an indeterminate number of additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Estimated in accordance with Rules 457(h)(1) and 457(c) promulgated under the Securities Act, solely for the purpose of calculating the registration fee based on a price of 85% of $26.61 per share, which is the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on February 15, 2023. Pursuant to the Registrant’s 2021 Employee Stock Purchase Plan (the “Plan”), the purchase price of the shares of Common Stock reserved for issuance thereunder will be the lesser of (i) 85% of the fair market value of a share of Common Stock on the first trading day of the offering period and (ii) 85% of the fair market value of a share of Common Stock on the last trading day of the relevant purchase period under the Plan.